EXHIBIT 99.3  Letter of Intent for ATI to acquire Concord Consultants.

                             [ATI's Letterhead]

                               Letter of Intent

                                                    September 3, 1997


Gerry Schaup, President
Concord Consultants Limited 228 - 11121 Horseshoe Way
Richmond, British Columbia
V7A 4Y1

Dear Gerry,

This Letter of Intent formalizes the sale of assets and business operations of Concord Consultants Limited to Aztek Technologies Inc. The close date for the acquisition is November 1, 1997 and subject to the following conditions:

         Completion of Aztek equity financing

         Aztek completing due diligence review on Concord Consultants Limited

         Concord Consultants Limited completing due diligence review on Aztek and Aztek products.

         Finalizing terms and conditions for purchase agreement.

         Approval by the Vancouver Stock Exchange and B.C. Securities
         Commission.

By signing below, the parties agree to the terms and conditions set forth in this agreement.

Aztek Technologies Inc.                        Concord Consultants Limited

/s/ Mike Sintichakis                           /s/ Gerry Schaap, President
-------------------------                      ----------------------------
Mike Sintichakis, President                    Gerry Schaap, President

Sept. 5/97                                     Sept. 3/97